Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159086), Forms S-3 (No. 333-158266 and No. 333-179518), the Post Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-154717), and Amendment No. 2 to Form S-4 (No. 333-177343) of Heckmann Corporation, of our report dated March 14, 2011 (December 7, 2011 as to the effects of the discontinued operations presentation for 2010 and 2009 as described in Note 12), on the consolidated financial statements as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010, which appears on page F-3 of this annual report on Form 10-K of Heckmann Corporation for the year ended December 31, 2011.

/s/ GHP Horwath, P.C.

Denver, Colorado

March 8, 2012